EXHIBIT 4.1

                        LIQUIDATION PREFERENCES AGREEMENT


         This LIQUIDATION PREFERENCES AGREEMENT (this "AGREEMENT") is made effective as of January 31, 2003, and is made by and among TANGIBLE ASSET GALLERIES, INC., a Nevada corporation (the "COMPANY"), the persons indicated on the signature page hereof as being the holders of the Company's outstanding Series B $1.00 Convertible Preferred Stock (the "SERIES B HOLDERS") and STANFORD VENTURE CAPITAL HOLDINGS, INC., a Delaware corporation, in its capacity as the sole purchaser of the Company's Series D $1.00 Convertible Preferred Stock (the "SERIES D HOLDER").

                                 R E C I T A L S
                                 ---------------

         A. Concurrently herewith, the Company is executing a Series D Preferred Stock Purchase and Warrant Exercise Agreement (the "STOCK PURCHASE AGREEMENT"), pursuant to which the Series D Holder is purchasing two million (2,000,000) shares of the Company's Series D $1.00 Convertible Preferred Stock (the "SERIES D PREFERRED STOCK"). The rights, preferences and privileges of the Series D Preferred Stock are set forth in a Certificate of Designation filed with the Nevada Secretary of State (the "SERIES D CERTIFICATE OF DESIGNATION").

         B. The Company currently has outstanding three million four hundred thousand (3,400,000) shares of Series B Preferred Stock, the rights, preferences and privileges of which are set forth in a Certificate of Designation filed with the Nevada Secretary of State (the "SERIES B CERTIFICATE OF DESIGNATION").

         C. The parties desire that the Series D Preferred Stock have the same liquidation preferences as the Series B Preferred Stock. In order to amend the Certificate of Designation for the Series B Preferred Stock so that its liquidation preference is the same as (i.e., pari passu) with the Series D Preferred Stock, the consent of the holders of the Company's outstanding Series A $5.00 Redeemable 8% Convertible Preferred Stock (the "SERIES A PREFERRED STOCK") will have to be obtained. The parties desire to close the transactions described in the Stock Purchase Agreement without first obtaining the consent of the holders of the Series A Preferred Stock.

         D. The parties are therefore entering into this Agreement so that they may agree upon the liquidation preferences of the Series B Preferred Stock and Series D Preferred Stock, with the intent that the Company shall also commence efforts to obtain the approval of the holders of the Series A Preferred Stock to the amendment of the various Certificates of Designation, so that in the event of a liquidation of the Company, the distributions to the holders of the Series B Preferred Stock and Series D Preferred Stock shall be as set forth herein.

                                A G R E E M E N T
                                -----------------

         NOW THEREFORE, the parties hereto do hereby agree as follows:

1.       DISTRIBUTION OF ASSETS IN EVENT OF LIQUIDATION.
         -----------------------------------------------

         Notwithstanding the terms of the Series B Certificate of Designation and the Series D Certificate of Designation, in the event of a liquidation, dissolution or winding up of the Company, all cash or other property that would be distributable to the Series B Holders and Series D Holders under the Series B Certificate of Designation or Series D Certificate of Designation, respectively, shall be pooled, and shall be distributed to the Series B Holders and the Series D Holders in the manner set forth in EXHIBIT A hereto.

2.       RESTRICTION ON TRANSFER.
         ------------------------

         The Series B Holders and Series D Holder agree not to transfer their shares of Series B Preferred Stock or Series D Preferred Stock, or assign any interest therein, to any third party unless such third party agrees to be bound by the terms hereof. The holders of the Series B Preferred Stock and Series D Preferred Stock agree to tender their certificates for such shares to the Company to be marked with a legend reflecting the existence of this Agreement.

3.       AMENDMENT OF CERTIFICATE OF DESIGNATION.
         ----------------------------------------

         The Series B Holders hereby irrevocably agree that the Series B Certificate of Designation shall be amended so that SECTION 3 thereof, relating to "Liquidation," shall read as set forth in EXHIBIT A hereto. The Company shall promptly use its best efforts to obtain the approval of the Series A Holders to the amendment of the Series Certificate of Designation and Series D Certificate of Designation so that the liquidation preferences for both such classes of securities thereof shall be as set forth in EXHIBIT A hereto.

4.       MISCELLANEOUS.
         --------------

                  (a) ENTIRE AGREEMENT. This Agreement and the Exhibit hereto constitute the entire agreement between the parties relating to the subject matter hereof, is intended as a complete and exclusive statement of the terms of the agreement among the parties with respect thereto and supersedes all prior agreements, representations and understandings, whether written or oral, concerning such subject matter.

                  (b) COUNTERPARTS; FACSIMILE TRANSMISSION. This Agreement may be executed simultaneously in two counterparts, each of which shall be deemed an original but both of which together shall constitute one and the same instrument. Facsimile transmission of any signed original document or retransmission of any signed facsimile transmission will be deemed the same as the delivery of an original. At the request of any party, the parties will confirm facsimile transmission by signing a duplicate original document.

                  (c) FURTHER ASSURANCES. The parties shall at their own cost and expense execute and deliver such further documents and instruments and shall take such other actions as may be reasonably required or appropriate to carry out the intent and purposes of this Agreement.

                  (d) GOVERNING LAW. Except for issues involving Nevada law which shall be governed by and interpreted in accordance with the laws of the State of Nevada, this Agreement shall be governed by and interpreted in accordance with the laws of the State of Florida, without regard to its principles of conflict of laws. Each of the parties consents to the jurisdiction of the federal courts of Florida or the state courts of the State of Florida in connection with any dispute arising under this Agreement or any of the transactions contemplated hereby, and hereby waives, to the maximum extent permitted by law, any objection, including any objections based on FORUM NON CONVENIENS, to the bringing of any such proceeding in such jurisdictions.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

COMPANY:                                      TANGIBLE ASSET GALLERIES, INC.,
                                              a Nevada corporation


                                              By: /s/ Silvano DiGenova
                                                  ------------------------------
                                                  Its: _________________________



SERIES B HOLDERS:                             STANFORD VENTURE CAPITAL HOLDINGS,
                                              INC., a Delaware corporation


                                              By: /s/ James M. Davis
                                                  ------------------------------
                                                  Its: _________________________



                                              /s/ Silvano DiGenova
                                              ----------------------------------
                                              SILVANO DIGENOVA



SERIES D HOLDERS:                             STANFORD VENTURE CAPITAL HOLDINGS,
                                              INC., a Delaware corporation


                                              By: /s/ James M. Davis
                                                  ------------------------------
                                                  Its: _________________________

                                    EXHIBIT A

3.       LIQUIDATION.
         ------------

         a. LIQUIDATION PREFERENCE. In the event of liquidation, dissolution or winding up of the Corporation (each a "LIQUIDATION EVENT"), the holders (the "SERIES B HOLDERS") of the Series B Preferred Stock and the Holders of the Series D $1.00 Convertible Preferred Stock (the "Series D Preferred Stock") shall have the same liquidation preference, pari passu, therefore each shall be entitled to receive, before any distribution of assets shall be made to the holders of any Series C $100 Redeemable 9% Convertible Preferred Stock (the "SERIES C PREFERRED STOCK") or Common Stock, but after the liquidation preference of the Series A $5.00 convertible preferred stock (the "SERIES A PREFERRED STOCK"), an amount equal to the Stated Value per share of Series B Preferred Stock and/or Series D Preferred Stock held by such Holder (the "LIQUIDATION PAY OUT"). After payment of the Liquidation Pay Out to each Holder and the payment of the respective liquidation preferences of the other classes of preferred stock of the Corporation, pursuant to the Corporation's Articles of Incorporation, as amended, each holder of Series B Preferred Stock and Series D Preferred Stock shall be entitled to share with the holders of the Series C Preferred Stock and the holders of the Common Stock, pari passu, on a per share basis, the remaining assets of the Corporation available for distribution to the Corporation's stockholders.

         b. RATABLE DISTRIBUTION. If upon any liquidation, dissolution or winding up of the Corporation, the net assets of the Corporation to be distributed among the Holders and the Series B Holders shall be insufficient to permit payment in full to such holders, then all remaining net assets of the Corporation after the provision for the payment of the Corporation's debts and distribution to any senior stockholders shall be distributed ratably in proportion to the full amounts to which they would otherwise be entitled to receive among such holders of the Series B Preferred Stock and Series D Preferred Stock.